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                             VOTING TRUST AGREEMENT

         THIS AGREEMENT, dated as of October 6, 1995, by and between Michael Lulkin, a shareholder (the "Shareholder") of PDK Labs Inc., a New York corporation (the "Corporation"), and Michael Krasnoff (the "Voting Trustee").

         WHEREAS, the Shareholder is presently the owner of one hundred thousand (100,000) shares of the issued and outstanding common stock of the Corporation, par value $.01 per share, (the "Shares") pursuant to that certain employment agreement by and between the Corporation and the Shareholder dated as of October 6, 1995 (the "Employment Agreement"); and

         WHEREAS, it is deemed in the best interest of the Corporation and the Shareholder that the voting power of the Shares held by the Shareholder be vested in the Voting Trustee, to the extent and upon the terms and conditions stated herein;

         NOW, THEREFORE, the parties hereto agree as follows:

         1. Simultaneously with the execution of this Agreement, the Shareholder shall deliver to the Voting Trustee, undated proxies representing the Shares owned by the Shareholder, duly executed by the Shareholder on his behalf, in blank (collectively, the "Proxies").

         2. The Voting Trustee shall vote the Shares represented by the Proxies under the terms and condition set forth herein.

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         3.       Shareholder shall be entitled to all cash dividends and other distributions, if any, with respect to the Shares, including for splits or dividends, in accordance with the terms and conditions of the Employment Agreement.

         4. As long as this Agreement is in effect, the Voting Trustee, in his unrestricted discretion, shall have and is empowered and authorized to have, the power and right to represent the holder of the Shares, and to vote said Shares by exercising the Proxies, as in the sole judgement of the Voting Trustee may be in the best interest of the Corporation, at all meetings of the shareholders of the Corporation, in the election of directors and upon any and all matters and questions which may be brought before such meetings, as fully as the Shareholder might do if personally present.

         5. The Voting Trustee shall serve without compensation as Trustee and shall not be required to give bond or security for the discharge of his duties under this Agreement. He will exercise the powers and perform the duties of a voting trustee hereunder according to his best judgment in the interest of the Corporation.

         6. The Voting Trustee may employ counsel and such agents as he may deem desirable, may remove them with or without cause, and may fix the powers, duties and compensation of such attorneys and agents.

         7. The Voting Trustee shall have the right to cause the Corporation, to the extent the Corporation is legally able to do so, to indemnify and hold harmless the Voting Trustee, against any and all losses, claims, damages or liabilities, to which the Voting Trustee may become subjected, by reason of any action taken by him as Voting Trustee under this Agreement. The Voting Trustee shall not incur any responsibility as shareholder, trustee or otherwise for any mistake, act or omission of any attorney, agent

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                  or by reason of any kind taken or omitted by him except for his own individual gross negligence.


         8. In the event that the Voting Trustee shall die, resign, become incapacitated or unable to serve as a Voting Trustee, then his successor as President or Chief Executive Officer of the Company (and any subsequent successors) shall automatically be deemed to replace him, with the same power and authority as Michael Krasnoff.

         9. The Voting Trust hereby created shall continue for ten (10) years from the date hereof and shall then terminate; provided, however, that this Voting Trust shall automatically terminate with respect to any Shares that are sold by Lulkin pursuant to the Employment Agreement immediately upon the sale of such Shares.

         10. A duplicate copy of this Voting Trust Agreement shall be filed in the principal office of the Corporation in the State of New York.


         11. Any and all notices required or permitted to be given under any of the provisions of this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or mailed by certified or registered mail, or by private overnight mail service (e.g. Federal Express) addressed to the addresses set forth below, or at such other address as any party entitled to receive notice may specify by notice to all other parties given as aforesaid:

                        If to Shareholder:      Michael Lulkin
                                                750 Lexington Avenue
                                                New York, New York 10022

                        If to Corporation:      PDK Labs Inc.
                                                145 Ricefield Lane
                                                Hauppauge, New York 11788

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                        Copy to:                Bernstein & Wasserman
                                                950 Third Avenue, 10th Floor
                                                New York, New York 10022
                                                Attn: Hartley T. Bernstein, Esq.


         12. The validity of this Agreement, or any part hereof, and the Voting Trust Certificate, and the interpretation of all the provisions herein, shall be governed by the laws of the State of New York and each of the parties hereto consents to the jurisdictions of the federal and state courts located in the State of New York.

         13. The invalidity of any term or provision of this Agreement shall not affect the validity of the remainder of this Agreement.

         14. This Agreement shall bind and benefit the parties hereto, their heirs, administrators, executors, successors, and assigns.

         15. This Agreement may be executed simultaneously in one or more original or facsimile counterparts, each of which shall be deemed an original, all of which together shall constitute one and the same instrument. This Agreement may only be modified by a writing signed by all of the parties hereto.

         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement in duplicate on the date first above written.

                                              Michael Lulkin /s/
                                       --------------------------------
                                       Michael Lulkin, as Shareholder
                                       of PDK Labs Inc.

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                                              Michael Krasnoff /s/
                                       -----------------------------------
                                       Michael Krasnoff, As Voting Trustee
                                       PDK LABS INC.

                                       By:    Michael Krasnoff /s/
                                          -------------------------------
                                              Michael Krasnoff, President

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